Exhibit 3.18

ARTICLES OF INCORPORATION

OF

JILPETCO, INC.

The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation and forms a corporation under the laws of the State of Texas.

ARTICLE I   NAME

The name of the corporation shall be Jilpetco, Inc.

ARTICLE II   NATURE OF BUSINESS

This corporation may engage in or transact any and all lawful activities or business permitted under the laws of the United States, the State of Texas, and all lawful business for which corporation may be incorporated under the Texas Business Corporation Act.

ARTICLE III   CAPITAL STOCK

The aggregate number of shares of stock that this corporation is authorized to issue is 100,000 shares of common stock having a par value of $1.00 per share.

ARTICLE IV   REGISTERED OFFICE AND AGENT

The street address of the initial Registered Office of the corporation shall be 711 West 7th Avenue, Spearman, Texas, 79081-3407 and the name of the initial Registered Agent for the corporation at that address is Jed Miesner.

ARTICLE V   COMMENCEMENT OF BUSINESS

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000) consisting of money, labor provided, or property actually received.

ARTICLE VI   TERM OF EXISTENCE

This corporation shall exist perpetually.

ARTICLE VII   LIMITATION OF LIABILITY

Each director, stockholder and officer, in consideration for his services, shall, in the absence of fraud, be indemnified, whether then in office or not, for the reasonable cost and expenses incurred by him in connection with the defense of, or for advice concerning any claim asserted or proceeding brought against him by reason of his being or having been a director, stockholder or officer of the corporation or of any subsidiary of the corporation, whether or not wholly owned, to the maximum extent permitted by law. The foregoing right of indemnification shall be inclusive of any other rights to which any director, stockholder or officer may be entitled as a matter of law.

ARTICLE VIII   SELF DEALING

No contract or other transaction between the corporation and other corporations, in the absence of fraud, shall be affected or invalidated by the fact that any one or more of the directors of the corporation is or are interested in a contract or transaction, or are directors or officers of any other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in such contract, act or transaction, or in any way connected with such person or person's firm or corporation, and each and every person who may become a director of the corporation is hereby relieved from any liability that might otherwise  exist from this contracting with the corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested. Any director of the corporation may vote upon any transaction with the corporation without regard to the fact that he is also a director of such subsidiary or corporation.

ARTICLE IX   BOARD OF DIRECTORS

This corporation shall have a minimum of one director and a maximum of five total directors. The initial Board of Directors shall consist of:

Jed Miesner
711 West 7th Avenue
Spearman, TX 79081-3407

Monty W. Walker
705 8th Street, Suite # 450
Wichita Falls, TX 76301-6541

ARTICLE X   INCORPORATOR

The name and address of the incorporator is: Jed Miesner, 711 West 7th Avenue, Spearman, Texas, 79081-3407.

IN WI'INESS WHEREOF, the undersigned has hereunto set his hand and seal on this 18th day of September  , 2002.

Incorporator:

JED MIESNER
Jed Miesner